EXHIBIT 23.1




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Experts" and to the use of our reports dated October 9, 2000 and January 15, 2001, with respect to ATEL Capital Equipment Fund IX, LLC (a development stage enterprise) and our report dated September 15, 2000, with respect to ATEL Financial Corporation and subsidiary in Post Effective Amendment No. 3 to the Registration Statement
(Form S-1 No. 333-47196) and the related Prospectus and Supplement dated
April 30, 2001 to the Prospectus of ATEL Capital Equipment Fund IX, LLC for the registration of 15,000,000 limited liability company units.



                                             /s/ ERNST & YOUNG LLP

San Francisco, California
September 25, 2001